Exhibit 10.1(a)(iii)
AMENDMENT NO. 2

Dated as of July 31, 2023

To

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of April 8, 2022

THIS AMENDMENT NO. 2 (this “Amendment”) is made as of July 31, 2023 by and among The Scotts Miracle-Gro Company, an Ohio corporation (the “Company”), The Scotts Company LLC, an Ohio limited liability company (“Scotts”), Scotts Canada Ltd., a company organized under the laws of Canada (“Scotts Canada”), the Subsidiary Borrowers listed on the signature pages hereto (together with the Company, Scotts, and Scotts Canada, each a “Borrower” and, collectively, the “Borrowers”), the other Loan Parties listed on the signature pages hereto, the Lenders listed on the signature pages hereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), under that certain Sixth Amended and Restated Credit Agreement dated as of April 8, 2022 by and among the Borrowers, the Lenders and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time immediately prior to the date hereof, the “Existing Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Existing Credit Agreement.

WHEREAS, the Company has requested that the Lenders and the Administrative Agent agree to a certain amendment to the Existing Credit Agreement;

WHEREAS, the Borrowers, the Lenders party hereto, constituting the Required Lenders, and the Administrative Agent have agreed to amend the Existing Credit Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders party hereto, constituting the Required Lenders, and the Administrative Agent hereby agree to enter into this Amendment.

1.Amendments to the Credit Agreement. The parties hereto agree that, effective as of the Amendment Effective Date (as defined below):

(a)    the Existing Credit Agreement (including Schedule 2.01A thereto) is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Existing Credit Agreement (including Schedule 2.01A thereto) attached as Annex A hereto; and

(b)    Schedule 1.01B of the Existing Credit Agreement is hereby restated in its entirety as attached as Annex B hereto.

The Existing Credit Agreement as so amended pursuant to this Section 1, is referred to in this Amendment as the “Amended Credit Agreement”.

2.Consent. Notwithstanding anything to the contrary in the Amended Credit Agreement or the other Loan Documents, subject to the terms and conditions set forth herein, the

Administrative Agent and Required Lenders hereby consent to the consummation of the Project Bob Transaction, including, without limitation, all pre-consummation internal reorganizational steps generally described in the materials delivered to the Administrative Agent and the Lenders prior to the Amendment Effective Date.

3.Conditions of Effectiveness. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent (the date of such satisfaction, the “Amendment Effective Date”):

(a)    the Administrative Agent (or its counsel) shall have received counterparts (or written evidence reasonably satisfactory to the Administrative Agent that such party has signed a counterpart) of this Amendment duly executed by (A) each Loan Party, (B) the Administrative Agent, and (C) the Lenders constituting at least the Required Lenders;

(b)    the Administrative Agent shall have received (or provisions reasonably satisfactory to the Administrative Agent shall have been made for the payment of) a non-refundable fee for the account of each Lender party hereto, equal to the product of 0.25% and the sum of (i) such Lender’s Revolving Commitment and (ii) the principal amount of its outstanding Term Loans, in each case immediately after giving effect to this Amendment on the Amendment Effective Date;

(c)    the Administrative Agent shall have received such collateral and security documents, legal opinions and documents and certificates as the Administrative Agent or its counsel may reasonably request relating, all in form and substance reasonably satisfactory to the Administrative Agent;

(d)    the Administrative Agent shall have made such reallocations of each Lender’s Applicable Percentage of the Revolving Credit Exposure under the Amended Credit Agreement as are necessary in order that the Revolving Credit Exposure as of the Amendment Effective Date with respect to such Lender reflects such Lender’s Applicable Percentage of the Revolving Credit Exposure under the Amended Credit Agreement (it being understood and agreed that the Company will not be obligated to compensate any Lender for any losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Loans and the reallocation described in this clause (d) pursuant to Section 2.16 of the Amended Credit Agreement); and

(e)    unless otherwise waived by the Administrative Agent, the Administrative Agent shall have received (or provisions reasonably satisfactory to the Administrative Agent shall have been made for the reimbursement of) the Administrative Agent’s and its Affiliates’ reasonable and documented out-of-pocket fees and expenses (including, to the extent invoiced in advance of the Amendment Effective Date, reasonable fees and expenses of counsel for the Administrative Agent) in connection with this Amendment.

4.Representations and Warranties of the Borrowers. Each Borrower hereby represents and warrants to the Administrative Agent and each Lender party hereto, on and as of the Amendment Effective Date:

(a)    This Amendment and the Amended Credit Agreement as modified hereby constitute legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)    (i) No Event of Default or Default has occurred and is continuing and (ii) the representations and warranties of such Borrower set forth in the Amended Credit Agreement, as amended hereby, are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects), except to the extent such representations and warranties specifically refer to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).

5.Consent and Reaffirmation. Without in any way establishing a course of dealing by the Administrative Agent or any Lender, each of the Loan Parties consents to this Amendment and reaffirms the terms and conditions of the Collateral Agreement and any other Loan Document executed by such Loan Party and acknowledges and agrees that the Collateral Agreement and each and every such Loan Document executed by such Loan Party in connection with the Amended Credit Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed.

6.Reference to and Effect on the Loan Documents.

(a)    Upon and after the Amendment Effective Date, each reference to the Amended Credit Agreement in the Amended Credit Agreement or any other Loan Document shall mean and be a reference to the Amended Credit Agreement.

(b)    Each Loan Document and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c)    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Amended Credit Agreement, the Loan Documents or any other documents, instruments and agreements executed and/or delivered in connection therewith.

(d)    This Amendment is a Loan Document under (and as defined in) the Amended Credit Agreement.

7.Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

8.Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

(a)    submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Amendment and any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court;

(b)    waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Amendment or any other Loan Document in any court referred to in paragraph (a) of
3

this Section. Each Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court;

(c)    agrees that service of process in any such action or proceeding may be effected in accordance with Section 9.01 of the Amended Credit Agreement; and

(d)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in Section 9.03(d) of the Amended Credit Agreement any special, indirect, consequential or punitive damages.

9.Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

10.Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

[Signature Pages Follow]
4

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

THE SCOTTS MIRACLE-GRO COMPANY, as the Company By: /s/ MATTHEW E. GARTH Name: Matthew E. Garth Title: Executive Vice President and Chief Financial Officer

THE SCOTTS COMPANY LLC, as a Subsidiary Borrower By: /s/ MATTHEW E. GARTH Name: Matthew E. Garth Title: Executive Vice President and Chief Financial Officer

SCOTTS CANADA LTD., as a Subsidiary Borrower By: /s/ MATTHEW E. GARTH Name: Matthew E. Garth Title: Executive Vice President and Chief Financial Officer

HYPONEX CORPORATION, as a Subsidiary Borrower By: /s/ MATTHEW E. GARTH Name: Matthew E. Garth Title: Executive Vice President and Chief Financial Officer

SCOTTS MANUFACTURING COMPANY, as a Subsidiary Borrower By: /s/ MATTHEW E. GARTH Name: Matthew E. Garth Title: Executive Vice President and Chief Financial Officer

Signature Page to Amendment No. 2 to
Sixth Amended and Restated Credit Agreement dated as of April 8, 2022
The Scotts Miracle-Gro Company

(continued)

SCOTTS TEMECULA OPERATIONS, LLC, as a Subsidiary Borrower By: /s/ MATTHEW E. GARTH Name: Matthew E. Garth Title: Executive Vice President and Chief Financial Officer

SMG GROWING MEDIA, INC., as a Subsidiary Borrower By: /s/ MATTHEW E. GARTH Name: Matthew E. Garth Title: Executive Vice President and Chief Financial Officer

MIRACLE-GRO LAWN PRODUCTS, INC. By: /s/ MATTHEW E. GARTH Name: Matthew E. Garth Title: Executive Vice President and Chief Financial Officer
Signature Page to Amendment No. 2 to
Sixth Amended and Restated Credit Agreement dated as of April 8, 2022
The Scotts Miracle-Gro Company

(continued)

OMS INVESTMENTS, INC. By: /s/ GREGORY A. LIENING Name: Gregory A. Liening Title: President and Chief Executive Officer

SCOTTS PRODUCTS CO. By: /s/ MATTHEW E. GARTH Name: Matthew E. Garth Title: Executive Vice President and Chief Financial Officer

SCOTTS PROFESSIONAL PRODUCTS CO. By: /s/ MATTHEW E. GARTH Name: Matthew E. Garth Title: Executive Vice President and Chief Financial Officer

SCOTTS-SIERRA INVESTMENTS LLC By: /s/ MARK J. SCHEIWER Name: Mark J. Scheiwer Title: Vice President and Treasurer

SWISS FARMS PRODUCTS, INC. By: /s/ GREGORY A. LIENING Name: Gregory A. Liening Title: President and Chief Executive Officer

Signature Page to Amendment No. 2 to
Sixth Amended and Restated Credit Agreement dated as of April 8, 2022
The Scotts Miracle-Gro Company

(continued)

SANFORD SCIENTIFIC, INC. By: /s/ MATTHEW E. GARTH Name: Matthew E. Garth Title: Executive Vice President and Chief Financial Officer

ROD MCLELLAN COMPANY By: /s/ MATTHEW E. GARTH Name: Matthew E. Garth Title: Executive Vice President and Chief Financial Officer

SMGM LLC By: /s/ MATTHEW E. GARTH Name: Matthew E. Garth Title: Executive Vice President and Chief Financial Officer

GENSOURCE, INC. By: /s/ MARK J. SCHEIWER Name: Mark J. Scheiwer Title: Treasurer

HAWTHORNE HYDROPONICS LLC By: /s/ MARK J. SCHEIWER Name: Mark J. Scheiwer Title: Vice President and Treasurer

Signature Page to Amendment No. 2 to
Sixth Amended and Restated Credit Agreement dated as of April 8, 2022
The Scotts Miracle-Gro Company

(continued)

HGCI, INC. By: /s/ MARK J. SCHEIWER Name: Mark J. Scheiwer Title: Vice President

THE HAWTHORNE GARDENING COMPANY By: /s/ MARK J. SCHEIWER Name: Mark J. Scheiwer Title: Vice President and Treasurer

1868 VENTURES LLC By: /s/ MATTHEW E. GARTH Name: Matthew E. Garth Title: Executive Vice President and Chief Financial Officer

SCOTTS LIVE GOODS HOLDINGS, INC. By: /s/ MATTHEW E. GARTH Name: Matthew E. Garth Title: Executive Vice President and Chief Financial Officer

AEROGROW INTERNATIONAL, INC. By: /s/ MATTHEW E. GARTH Name: Matthew E. Garth Title: Executive Vice President and Chief Financial Officer

Signature Page to Amendment No. 2 to
Sixth Amended and Restated Credit Agreement dated as of April 8, 2022
The Scotts Miracle-Gro Company

(continued)

THE HAWTHORNE COLLECTIVE, INC. By: /s/ MARK J. SCHEIWER Name: Mark J. Scheiwer Title: Treasurer

Signature Page to Amendment No. 2 to
Sixth Amended and Restated Credit Agreement dated as of April 8, 2022
The Scotts Miracle-Gro Company

(continued)

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Swingline Lender, as an Issuing Bank and as Administrative Agent By: /s/ RUPAM AGRAWAL Name: Rupam Agrawal Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender By: /s/ WALKER HIGGINS Name: Walker Higgins Title: Director

MIZUHO BANK, LTD., as a Lender By: /s/ TRACY RAHN Name: Tracy Rahn Title: Executive Director

BANK OF AMERICA, N.A., as a Lender By: /s/ JOHN DOROST Name: John Dorost Title: Vice President

COBANK, ACB, as a Lender By: /s/ NATALYA RIVKIN Name: Natalya Rivkin Title: Managing Director

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender By: /s/ JOSE A. ROSADO Name: Jose A. Rosado Title: Senior Vice President
Signature Page to Amendment No. 2 to
Sixth Amended and Restated Credit Agreement dated as of April 8, 2022
The Scotts Miracle-Gro Company

(continued)

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as a Lender By: /s/ ELIZABETH HALFIN Name: Elizabeth Halfin Title: Vice President By: /s/ ROBERT GRAFF Name: Robert Graff Title: Managing Director

SUMITOMO MITSUI BANKING CORPORATION, as a Lender By: /s/ ROSA PRITSCH Name: Rosa Pritsch Title: Director

TD BANK, N.A., as a Lender By: /s/ STEVE LEVI Name: Steve Levi Title: Senior Vice President

TRUIST BANK, as a Lender By: /s/ TESHA WINSLOW Name: Tesha Winslow Title: Director

CITIZENS BANK, N.A., as a Lender By: /s/ DAVID W. STACK Name: David W. Stack Title: Senior Vice President

Signature Page to Amendment No. 2 to
Sixth Amended and Restated Credit Agreement dated as of April 8, 2022
The Scotts Miracle-Gro Company

(continued)

THE BANK OF NOVA SCOTIA, as a Lender By: /s/ TODD KENNEDY Name: Todd Kennedy Title: Managing Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender By: /s/ PETER HALE Name: Peter Hale Title: Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender By: /s/ DAVID C. BECKETT Name: David C. Beckett Title: Senior Vice President

PNC BANK CANADA BRANCH By: /s/ BEAU FILKOWSKI Name: Beau Filkowski Title: Senior Vice President

CAPITAL ONE, N.A., as a Lender By: /s/ ANUJ DHINGRA Name: Anuj Dhingra Title: Duly Authorized Signatory

GOLDMAN SACHS BANK USA, as a Lender By: /s/ DAN MARTIS Name: Dan Martis Title: Authorized Signatory

Signature Page to Amendment No. 2 to
Sixth Amended and Restated Credit Agreement dated as of April 8, 2022
The Scotts Miracle-Gro Company

(continued)

THE NORTHERN TRUST COMPANY, as a Lender By: /s/ ANDREW D. HOLTZ Name: Andrew D. Holtz Title: Senior Vice President

TRISTATE CAPITAL BANK, as a Lender By: /s/ ELLEN FRANK Name: Ellen Frank Title: Senior Vice President

Signature Page to Amendment No. 2 to
Sixth Amended and Restated Credit Agreement dated as of April 8, 2022
The Scotts Miracle-Gro Company

(continued)

ANNEX A

Attached

Page
ARTICLE 1 Definitions		1

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Classification of Loans and Borrowings	~~41~~43
SECTION 1.03.	Terms Generally	~~41~~43
SECTION 1.04.	Accounting Terms; GAAP; Pro Forma Calculations	~~42~~44
SECTION 1.05.	Status of Obligations	~~42~~44
SECTION 1.06.	Interest Rates; Benchmark Notification	~~43~~45
SECTION 1.07.	Amendment and Restatement of Existing Credit Agreement	~~43~~45
SECTION 1.08.	[Reserved]	~~44~~46
SECTION 1.09.	Divisions	~~44~~46
SECTION 1.10.	Exchange Rates; Currency Equivalents	~~44~~46

ARTICLE II The Credits		~~44~~46

SECTION 2.01.	Commitments	~~44~~46
SECTION 2.02.	Loans and Borrowings	~~45~~47
SECTION 2.03.	Requests for Borrowings	~~46~~48
SECTION 2.04.	Determination of Dollar Amounts	~~47~~49
SECTION 2.05.	Swingline Loans	~~47~~49
SECTION 2.06.	Letters of Credit	~~49~~51
SECTION 2.07.	Funding of Borrowings	~~54~~56
SECTION 2.08.	Interest Elections	~~55~~57
SECTION 2.09.	Termination and Reduction of Commitments	~~57~~59
SECTION 2.10.	Repayment and Amortization of Loans; Evidence of Debt	~~57~~59
SECTION 2.11.	Prepayment of Loans	~~58~~60
SECTION 2.12.	Fees	~~59~~61
SECTION 2.13.	Interest	~~60~~62
SECTION 2.14.	Alternate Rate of Interest	~~62~~64
SECTION 2.15.	Increased Costs	~~65~~67
SECTION 2.16.	Break Funding Payments	~~66~~68
SECTION 2.17.	Taxes	~~67~~69
SECTION 2.18.	Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs	~~71~~73
SECTION 2.19.	Mitigation Obligations; Replacement of Lenders	~~73~~75
SECTION 2.20.	Incremental Facilities	~~73~~75
SECTION 2.21.	Judgment Currency	~~77~~79
SECTION 2.22.	Defaulting Lenders	~~77~~80
SECTION 2.23.	Designation of Subsidiary Borrowers	~~80~~82
SECTION 2.24.	Administrative Borrower	~~80~~83
SECTION 2.25.	Lender Qualified Bilateral Letters of Credit	~~80~~83

(continued)

ARTICLE III Representations and Warranties		~~81~~83

SECTION 3.01.	Financial Condition	~~81~~83
SECTION 3.02.	Corporate Existence; Compliance with Law	~~81~~84
SECTION 3.03.	Corporate Power; Authorization; Enforceable Obligations	~~82~~84
SECTION 3.04.	No Legal Bar	~~82~~84
SECTION 3.05.	No Material Litigation	~~82~~85
SECTION 3.06.	No Burdensome Restrictions	~~83~~85
SECTION 3.07.	No Default	~~83~~85
SECTION 3.08.	Subsidiaries	~~83~~85
SECTION 3.09.	Disclosure	~~83~~85
SECTION 3.10.	Margin Stock	~~83~~85
SECTION 3.11.	Federal Regulations	~~83~~85
SECTION 3.12.	Investment Company Act; Other Regulations	~~83~~85
SECTION 3.13.	Labor Matters	~~83~~86
SECTION 3.14.	ERISA	~~84~~86
SECTION 3.15.	Title to Real Property	~~84~~86
SECTION 3.16.	Taxes	~~84~~86
SECTION 3.17.	Environmental Matters	~~84~~86
SECTION 3.18.	Intellectual Property	~~85~~87
SECTION 3.19.	Security Documents	~~85~~87
SECTION 3.20.	Solvency	~~85~~88
SECTION 3.21.	Affected Financial Institution	~~86~~88

ARTICLE IV Conditions		~~86~~88

SECTION 4.01.	Effective Date	~~86~~88
SECTION 4.02.	Each Credit Event	~~87~~89
SECTION 4.03.	Designation of a Subsidiary Borrower	~~87~~90

ARTICLE V Affirmative Covenants		~~88~~90

SECTION 5.01.	Financial Statements	~~88~~90
SECTION 5.02.	Certificates; Other Information	~~89~~91
SECTION 5.03.	Payment of Taxes	~~90~~92
SECTION 5.04.	Compliance with Laws	~~90~~92
SECTION 5.05.	Conduct of Business and Maintenance of Existence	~~90~~92
SECTION 5.06.	Maintenance of Property; Insurance	~~90~~92
SECTION 5.07.	Inspection of Property; Books and Records; Discussions	~~90~~93
SECTION 5.08.	Notices	~~90~~93
SECTION 5.09.	Maintenance of ~~Interest~~ Fixed Charge Coverage Ratio	~~91~~94
SECTION 5.10.	Maintenance of Leverage Ratio	~~91~~94
SECTION 5.11.	Additional Collateral, etc.	~~91~~95
SECTION 5.12.	Environmental, Health and Safety Matters	~~93~~96

(continued)

SECTION 5.13.	Foreign Pledge Agreements	~~93~~97

ARTICLE VI Negative Covenants		~~94~~97

SECTION 6.01.	Limitations on Liens	~~94~~97
SECTION 6.02.	[Intentionally Omitted]	~~96~~99
SECTION 6.03.	Limitation on Fundamental Changes	~~96~~99
SECTION 6.04.	Limitation on Acquisitions, Investments, Loans and Advances	~~96~~100
SECTION 6.05.	Limitation on Indebtedness	~~97~~101
SECTION 6.06.	Restrictive Agreements	~~99~~103
SECTION 6.07.	Transactions with Affiliates	~~99~~104
SECTION 6.08.	Limitation on Sale of Assets	~~100~~105
SECTION 6.09.	Sale and Leaseback	~~101~~105
SECTION 6.10.	Fiscal Year	~~101~~105
SECTION 6.11.	Modification of Certain Debt Instruments	~~101~~106
SECTION 6.12.	[Intentionally Omitted]	~~102~~106
SECTION 6.13.	Lines of Business	~~102~~106
SECTION 6.14.	Restricted Payments	~~102~~106
SECTION 6.15.	Use of Proceeds	~~102~~107
SECTION 6.16.	Material Intellectual Property	107

ARTICLE VII Events of Default		~~103~~107

ARTICLE VIII The Administrative Agent		~~105~~109

SECTION 8.01.	Authorization and Action	~~105~~109
SECTION 8.02.	Administrative Agent’s Reliance, Indemnification, Etc.	~~108~~112
SECTION 8.03.	Posting of Communications	~~109~~113
SECTION 8.04.	The Administrative Agent Individually	~~110~~115
SECTION 8.05.	Successor Administrative Agent	~~110~~115
SECTION 8.06.	Acknowledgements of Lenders and Issuing Bank	~~111~~115
SECTION 8.07.	Collateral Matters	~~112~~117
SECTION 8.08.	Credit Bidding	~~113~~118
SECTION 8.09.	Certain ERISA Matters	~~114~~119
SECTION 8.10.	Certain Foreign Pledge Matters	~~116~~120

ARTICLE IX Miscellaneous		~~116~~121

SECTION 9.01.	Notices	~~116~~121
SECTION 9.02.	Waivers; Amendments	~~118~~122
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	~~121~~126
SECTION 9.04.	Successors and Assigns	~~123~~127
SECTION 9.05.	Survival	~~128~~132
SECTION 9.06.	Counterparts; Integration; Effectiveness; Electronic Execution	~~128~~133

(continued)

SECTION 9.07.	Severability	~~129~~134
SECTION 9.08.	Right of Setoff	~~129~~134
SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process	~~130~~134
SECTION 9.10.	WAIVER OF JURY TRIAL	~~131~~135
SECTION 9.11.	Headings	~~131~~136
SECTION 9.12.	Confidentiality	~~131~~136
SECTION 9.13.	USA PATRIOT Act; Canadian AML	~~132~~137
SECTION 9.14.	Releases of Subsidiary Guarantors	~~132~~137
SECTION 9.15.	Appointment for Perfection	~~133~~138
SECTION 9.16.	Interest Rate Limitation	~~133~~138
SECTION 9.17.	No Advisory or Fiduciary Responsibility	~~133~~138
SECTION 9.18.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~134~~139
SECTION 9.19.	Acknowledgement Regarding Any Supported QFCs	~~135~~139

ARTICLE X Collection Allocation Mechanism		~~135~~140

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling, (iv) Canadian Dollars, and (v) any other currency (other than Dollars) (x) that is a lawful currency that is readily available and freely transferable and convertible into Dollars and (y) that is agreed to by the Administrative Agent and each of the Global Tranche Lenders.

“Agreement” has the meaning assigned to such term in the introductory paragraph.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the FRBNY Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the FRBNY Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the FRBNY Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Amendment No. ~~1~~2 Effective Date” means ~~June 8~~July 31, ~~2022~~2023.

“Ancillary Document” has the meaning assigned to it in Section 9.06.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Company or any Subsidiary is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Lender” has the meaning assigned to such term in Section 2.06(d).

“Applicable Party” has the meaning assigned to it in Section 8.03(c).

“Applicable Percentage” means (a) with respect to any Global Tranche Lender, its Global Tranche Percentage, (b) with respect to any US Tranche Lender, its US Tranche Percentage and (c) with respect to any Term Lender, a percentage equal to a fraction the numerator of which is such Term Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders.

“Applicable Facility Fee Rate” and “Applicable Spread” means, for any day, (a) with respect to any Incremental Term Loan of any Series, the rate per annum specified in the Incremental Facility Agreement establishing the Incremental Term Loan Commitments of such Series and (b) with respect to any Term Benchmark Revolving Loan, RFR Revolving Loan, any Term Benchmark Tranche A Term Loan, RFR Tranche A Term Loan, any ABR Revolving Loan, any ABR Tranche A Term Loan or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Term Benchmark Spread for Revolving Loans”, “RFR Benchmark Spread for Revolving Loans”, “Term Benchmark Spread for Tranche A Term Loans”, “ABR Spread for Revolving Loans”, “ABR Spread for Tranche A Term Loans” or “Facility Fee Rate”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Term Benchmark Spread for Revolving Loans	RFR Spread for Revolving Loans	Term Benchmark Spread for Tranche A Term Loans	ABR Spread for Revolving Loans	ABR Spread for Tranche A Term Loans	Facility Fee Rate
Category 1:	≤ 2.25 to 1.00	~~0.80~~1.05%	~~0.80~~1.05%	~~1.00~~1.25%	~~0~~0.05%	~~0~~0.25%	0.20%
Category 2:	> 2.25 to 1.00 but ≤ 3.25 to 1.00	~~1.00~~1.25%	~~1.00~~1.25%	~~1.25~~1.50%	~~0~~0.25%	~~0.25~~0.50%	0.25%
Category 3:	> 3.25 to 1.00 but ≤ 4.25 to 1.00	~~1.20~~1.45%	~~1.20~~1.45%	~~1.50~~1.75%	~~0.20~~0.45%	~~0.50~~0.75%	0.30%
Category 4:	> 4.25 to 1.00 but ≤ 4.75 to 1.00	~~1.40~~1.65%	~~1.40~~1.65%	~~1.75~~2.00%	~~0.40~~0.65%	~~0.75~~1.00%	0.35%
Category 5:	> 4.75 to 1.00 but ≤ 6.00 to 1.00	~~1.75~~2.00%	~~1.75~~2.00%	~~2.25~~2.50%	~~0.75~~1.00%	~~1.25~~1.50%	0.50%
Category 6:	> 6.00 to 1.00	2.25%	2.25%	2.75%	1.25%	1.75%	0.50%
For purposes of the foregoing,

(i) if at any time the Company fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category ~~5~~6 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii) adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii) notwithstanding the foregoing, Category ~~3~~6 shall be deemed to be applicable from and after the Amendment No. 2 Effective Date until the Administrative Agent’s receipt of the applicable Financials for the Company’s fiscal quarter ending on or about ~~April 2, 2022~~July 1, 2023 and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Applicable Time” means, with respect to any Borrowings and payments in any Foreign Currency, the local time in the place of settlement for such Foreign Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arranger” means each of JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, Mizuho Bank, Ltd. and BofA Securities, Inc., in its capacity as a joint bookrunner and a joint lead arranger hereunder.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Average Consolidated Net Indebtedness” means the average of the Consolidated Net Indebtedness of the Company at the end of each of the four most recent consecutive fiscal quarters.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bonnie” has the meaning assigned to it under the definition of Subsidiary.

“Borrower” means the Company or any Subsidiary Borrower.

“Borrowing” means (a) Revolving Loans of the same Type and Tranche, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, (b) a Term Loan of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Request” means a request by any Borrower (or the Company on behalf of the applicable Borrower) for a Borrowing in accordance with Section 2.03 in the form attached hereto as Exhibit E-1 or such other form as is reasonably satisfactory to the Administrative Agent.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago; provided that (i) in relation to Loans denominated in Pounds Sterling, any day (other than a Saturday or a Sunday) on which banks are open for business in London, (ii) in relation to Loans denominated in euro and in relation to the calculation or computation of the EURIBO Rate, any day which is a TARGET Day, (iii) in relation to Loans denominated in Canadian Dollars and in relation to the calculation or computation of the CDOR Rate or the Canadian Prime Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Toronto and (iv) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only an RFR Business Day.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Article X.

“CAM Exchange Date” means the first date on which there shall occur (a) any event referred to in clause (f) of Article VII with respect to the Company or (b) an acceleration of Loans pursuant to Article VII.

“CAM Percentage” means, as to each Revolving Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Amount (determined on the CAM Exchange Date) of the Designated Obligations owed to such Lender (whether or not at the time due and payable) on the date immediately prior to the CAM Exchange Date and (b) the denominator shall be the

Dollar Amount (as so determined) of the Designated Obligations owed to all the Revolving Lenders (whether or not at the time due and payable) on the date immediately prior to the CAM Exchange Date.

“Canadian Borrower” means (i) the Initial Canadian Borrower and (ii) any other Borrower that is organized under the laws of Canada or any province or territory thereof.

“Canadian Dollars” means the lawful currency of Canada.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for thirty (30) day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1.00% per annum; provided, that if any of the above rates shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or the CDOR Rate, respectively.

“Canadian Swingline Loan” means a Loan made to a Borrower in Canadian Dollars pursuant to Section 2.05.

“Canadian Swingline Rate” means, with respect to any Canadian Swingline Loan, a rate in respect of such Canadian Swingline Loan that is agreed upon by the Company and the Swingline Lender (it being understood and agreed that if a Canadian Swingline Rate cannot be so agreed upon by the Company and the Swingline Lender in respect of such Canadian Swingline Loan, then, at the Company’s election, either (i) the “Canadian Swingline Rate” for such Canadian Swingline Loan shall be equal to the Canadian Prime Rate plus the Applicable Spread for ABR Borrowings or (ii) the request for such Canadian Swingline Loan made by the applicable Borrower shall be deemed automatically terminated and cancelled and of no further force or effect).

“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents” means (a) securities with maturities of one year or less issued or fully guaranteed by any Governmental Authority and such securities are rated at least A by S&P or A by Moody’s; (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s; (c) certificates of deposit issued by and time deposits with commercial banks having capital and surplus in excess of $300,000,000; and (d) money-market funds or money-market mutual funds which (i) seek to maintain a constant net asset value, (ii) maintain fund assets under management having an aggregate market value of at least $1,000,000,000 and (iii) invest primarily in instruments referred to in clauses (a) through (c) above and/or repurchase agreements thereon having a term not more than 30 days.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Spread applicable to such Loan that is replaced by a CBR Loan.

“CDOR” means the Canadian Dollar offered rate.

“CDOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars and for any Interest Period, the CDOR Screen Rate at approximately 10:15 a.m., Toronto time, on the first day of such Interest Period; provided that if the CDOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement

“CDOR Screen Rate” means on any day for the relevant Interest Period, the annual rate of interest equal to the average rate applicable to Canadian Dollar Canadian bankers’ acceptances for the applicable period that appears on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), as of 10:15 a.m. Toronto time on the first day of such Interest Period and, if such day is not a business day, then on the immediately preceding business day (as adjusted by Administrative Agent after 10:15 a.m. Toronto time to reflect any error in the posted rate of interest or in the posted average annual rate of interest).

“Central Bank Rate” means, the greater of (i) (A) for any Loan denominated in (a) Pounds Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) euro, one of the following three rates as may be selected by the Administrative Agent: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time, or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (c) any other Foreign Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate Adjustment and (ii) the Floor.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in:

(a) Pounds Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Pounds Sterling Borrowings for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple

RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Pounds Sterling in effect on the last RFR Business Day in such period,

(b) euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBO Rate for the five most recent Business Days preceding such day for which the EURIBO Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBO Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of euro in effect on the last Business Day in such period, and

(c) any other Foreign Currency determined after the Effective Date, an adjustment as determined by the Administrative Agent in its reasonable discretion.

For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (i)(B) of the definition of such term and (y) the EURIBO Rate on any day shall be based on the EURIBO Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

~~“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.~~

~~“Cash Equivalents” means (a) securities with maturities of one year or less issued or fully guaranteed by any Governmental Authority and such securities are rated at least A by S&P or A by Moody’s; (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s; (c) certificates of deposit issued by and time deposits with commercial banks having capital and surplus in excess of $300,000,000; and (d) money-market funds or money-market mutual funds which (i) seek to maintain a constant net asset value, (ii) maintain fund assets under management having an aggregate market value of at least $1,000,000,000 and (iii) invest primarily in instruments referred to in clauses (a) through (c) above and/or repurchase agreements thereon having a term not more than 30 days.~~

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, rule, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charitable Foundation” means The Scotts Miracle-Gro Foundation, an Ohio non-profit corporation, which qualifies as an exempt organization under 501(c)(3) of the Code and is organized solely for charitable purposes.

“Consolidated Adjusted EBITDA” means, for any period of determination thereof, Consolidated EBITDA plus, without duplication, and to the extent deducted from revenues in determining Consolidated Net Income, (i) non-recurring losses, (ii) non-cash charges or expenses (including, without limitation, non-cash expenses related to stock based compensation), (iii) non-recurring write-off charges or expenses related to non-restructuring excess and obsolete inventory in an aggregate amount not to exceed $20,000,000 for the fiscal quarters ending July 1, 2023 and September 30, 2023 and (iv) non-restructuring expenses related to closed Hawthorne warehouses in an amount not to exceed (A) $7,600,000 for the fiscal quarter ending September 30, 2022, (B) $5,800,000 for the fiscal quarter ending December 31, 2022, (C) $5,000,000 for the fiscal quarter ending April 1, 2023 and (D) $3,000,000 for the fiscal quarter ending July 1, 2023 minus, to the extent included in Consolidated Net Income, (1) non-recurring gains and (2) any cash payments made during such period in respect of items described in clause (ii) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, all as determined on a consolidated basis for the Company and its Subsidiaries.

“Consolidated EBITDA” means, for any period of determination thereof, Consolidated Net Income plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, (i) income tax expenses, (ii) depreciation expense, (iii) interest expense, (iv) amortization expense minus, to the extent included in Consolidated Net Income, (1) interest income and (2) income tax credits and refunds (to the extent not netted from tax expense), all as determined on a consolidated basis for the Company and its Subsidiaries.

“Consolidated Interest Expense” means, for any period of determination thereof, the interest expense of the Company and its Subsidiaries for such period, as determined in accordance with GAAP; provided that (a) all items that are non-cash items in the period when recognized and (b) all non-recurring or extraordinary items in any fiscal period, including, without limitation, all costs, expenses and amortization of premiums, discounts and deferred issue costs of any Indebtedness, shall be excluded for the purpose of determining Consolidated Interest Expense for any period.

“Consolidated Net Income” means, for any period of determination thereof, net income of the Company and its Subsidiaries for such period, as determined in accordance with GAAP.

“Consolidated Net Indebtedness” means, for any date of determination thereof, Indebtedness plus the aggregate outstanding principal amount of the obligations secured by Sold Receivables Assets (~~but only~~ to the extent ~~not already included in Indebtedness), minus~~ such obligations are required to be accounted for as indebtedness on the Company's balance sheet or such obligations are Recourse Obligations), minus the lesser of (i) $50,000,000 and (ii) cash and Cash Equivalents, all as determined on a consolidated basis, without duplication, for the Company and its Subsidiaries.

“Consolidated Total Assets” means, at any date, all amounts that would be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any material provision of any material security issued by such Person or of any material agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“ETA” means the Excise Tax Act (Canada).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in euro and for any Interest Period, the EURIBO Screen Rate, two (2) TARGET Days prior to the commencement of such Interest Period.

“EURIBO Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“euro” or “€” means the single currency of the Participating Member States.

“euro Swingline Loan” means a Loan made to a Borrower in euro pursuant to Section 2.05.

“euro Swingline Rate” means, with respect to any euro Swingline Loan, a rate in respect of such euro Swingline Loan that is agreed upon by the Company and the Swingline Lender (it being understood and agreed that if a euro Swingline Rate cannot be so agreed upon by the Company and the Swingline Lender in respect of such euro Swingline Loan, then the request for such euro Swingline Loan made by the applicable Borrower shall be deemed automatically terminated and cancelled and of no further force or effect).

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Domestic Subsidiary” means (i) any Receivables Subsidiary, (ii) each Domestic Subsidiary set forth on Schedule 1.01A and (iii) the Charitable Foundation.

“Excluded Entities” means each of (i) Bonnie, (ii) Laketon and (iii) upon the consummation of the Project Bob Transaction, each of the Hawthorne Entities, in each case until such time as such Person becomes a Wholly-Owned Subsidiary of the Company.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the FRBNY based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the FRBNY’s Website from time to time) and published on the next succeeding Business Day by the FRBNY as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Finance Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Company and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“Fixed Charge Coverage Ratio” means, as at the last day of any fiscal quarter of the Company, the ratio of (a) (i) Consolidated Adjusted EBITDA minus (ii) Capital Expenditures minus (iii) expense for taxes paid in cash, in each case for the four consecutive fiscal quarters ending on such day to (b) Fixed Charges; provided that any calculation of the above ratio following any acquisition or disposition made during the four-quarter period covered by such calculation, by purchase, sale or otherwise, of all or substantially all of the business or assets of, any Person or of any line of business of any Person shall be determined on a pro forma basis without duplication as if such acquisition or disposition had occurred on the first day of the relevant period and any savings associated with such acquisition or disposition had been achieved beginning on the first day of the relevant period.

“Fixed Charge RP Amount” means (i) for the four consecutive fiscal quarter period ending on or about September 30, 2023, the amount of Restricted Payments made during the fiscal quarter ending on or about September 30, 2023, (ii) for the four consecutive fiscal quarter period ending on or about December 31, 2023, the aggregate amount of Restricted Payments made during the two consecutive fiscal quarter period ending on or about December 31, 2023, (iii) for the four consecutive fiscal quarter period ending on or about March 31, 2024, the aggregate amount of Restricted Payments made during the three consecutive fiscal quarter period ending on or about March 31, 2024 and (iv) for the four consecutive fiscal quarter period ending on or about June 30, 2024 and each four consecutive fiscal quarter period ending thereafter, the aggregate amount of Restricted Payments made during such four consecutive fiscal quarter period.

“Fixed Charges” means, for any period of four consecutive fiscal quarters, (i) Consolidated Interest Expense plus (ii) plus scheduled principal payments on Indebtedness actually made plus (iii) the Fixed Charge RP Amount.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, the Adjusted EURIBO Rate, the CDOR Rate, each Adjusted Daily Simple RFR or the Central Bank Rate, as applicable. For the avoidance of doubt,

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower” means any Borrower which is a Foreign Subsidiary.

“FRBNY” means the Federal Reserve Bank of New York.

“FRBNY Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “FRBNY Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“FRBNY’s Website” means the website of the FRBNY at http://www.newyorkfed.org, or any successor source.

“Full Security Period” shall have the meaning specified in the Guarantee and Collateral Agreement.

“GAAP” means generally accepted accounting principles in the United States of America.

“Global Tranche Commitment” means, with respect to each Global Tranche Lender, the commitment of such Global Tranche Lender to make Global Tranche Revolving Loans and to acquire participations in Global Tranche Letters of Credit and Swingline Loans hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased or assumed from time to time pursuant to an Incremental Facility Agreement pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Global Tranche Lender’s Global Tranche Commitment is set forth on Schedule 2.01A, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such Global Tranche Lender shall have assumed its Global Tranche Commitment, as applicable. The aggregate principal amount of the Global Tranche Commitments on the Amendment No. 2 Effective Date is $~~1,285,550,000~~1,071,291,666.67.

“Global Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Global Tranche Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements in respect of Global Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the Company at such time. The Global Tranche LC Exposure of any Global Tranche Lender at any time shall be its Global Tranche Percentage of the total Global Tranche LC Exposure at such time.

“Global Tranche Lender” means a Lender with a Global Tranche Commitment or holding Global Tranche Revolving Loans.

“Global Tranche Letter of Credit” means any letter of credit issued under the Global Tranche Commitments pursuant to this Agreement.

“Global Tranche Percentage” means the percentage equal to a fraction the numerator of which is such Lender’s Global Tranche Commitment and the denominator of which is the aggregate

“Hawthorne Entities” means The Hawthorne Gardening Company, Hawthorne Hydroponics LLC, Agrolux Canada Limited, any other Subsidiary of The Hawthorne Gardening Company and any Subsidiary formed to own Hawthorne intellectual property.

“Hazardous Materials” means any explosive or radioactive substance or waste and any hazardous or toxic substance, waste or other pollutant, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and any other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreements” means (a) any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap, interest rate exchange (from fixed to floating rates, from one floating rate to another floating rate or otherwise) or other interest rate hedge or arrangement under which the Company is a party or a beneficiary and (b) any agreement or arrangement designed to limit or eliminate the risk and/or exposure of the Company to fluctuations in currency exchange rates or in commodity prices.

“Hedging Lender” means any Lender or affiliate thereof which from time to time enters into a Hedging Agreement with the Company or any Subsidiary.

“Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Loan Commitment.

“Incremental Equivalent Notes” has the meaning assigned to such term in Section 6.05(n).

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Company, the Subsidiary Borrowers, if any, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Term Loan Commitments of any Series or Incremental Revolving Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.20.

“Incremental Lender” means an Incremental Revolving Lender or an Incremental Term Lender.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.20, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans (in each case in respect of Global Tranche Commitments or US Tranche Commitments, as applicable, as set forth in the Incremental Facility Agreement) hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure under such Incremental Facility Agreement.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

“Incremental Term Loan Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Facility Agreement and Section 2.20, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.

“Incremental Term Loans” means any term loans made pursuant to Section 2.20(a).

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Maturity Date” means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Agreement.

“Indebtedness” means, in respect of any Person, at a particular date, without duplication, (a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, any such indebtedness which is non‑recourse to the credit of such Person but is secured by assets of such Person, but excluding current amounts payable incurred in the ordinary course of business; it being understood that current amounts payable to an intermediary in connection with an inventory management financing arrangement shall be deemed to be incurred in the ordinary course of business on and after the entry by such Person into any such arrangement), (b) obligations of such Person under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases or finance leases, (c) indebtedness of such Person arising under acceptance facilities, (d) indebtedness of such Person arising under unpaid reimbursement obligations in respect of all drafts drawn under letters of credit issued for the account of such Person, (e) liabilities arising under Hedging Agreements of such Person (calculated without giving effect to any mark-to-market adjustments, including embedded derivatives contained in other debt or equity instruments under ASC 815), (f) indebtedness of such Person under any synthetic lease and (g) all Guarantees by such Person of Indebtedness of others.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Initial Canadian Borrower” means Scotts Canada Ltd., a company organized under the laws of Canada.

“Initial Domestic Subsidiary Borrowers” means (i) The Scotts Company LLC, an Ohio limited liability company, (ii) Hyponex Corporation, a Delaware corporation, (iii) Scotts Manufacturing Company, a Delaware corporation, (iv) Scotts Temecula Operations, LLC, a Delaware limited liability company and (v) SMG Growing Media, Inc., an Ohio corporation.

“Initial Subsidiary Borrowers” means the Initial Domestic Subsidiary Borrower and the Initial Canadian Borrower.

~~“Interest Coverage Ratio” shall mean, as at the last day of any fiscal quarter of the Company, the ratio of (a) the sum of Consolidated Adjusted EBITDA for the four consecutive fiscal quarters ending on such day to (b) Consolidated Interest Expense for the four consecutive fiscal quarters ending on such day; provided that any calculation of the above ratio following any acquisition or disposition made during the four-quarter period covered by such calculation, by purchase, sale or otherwise, of all or substantially all of the business or assets of, any Person or of any line of business of any Person shall be determined on a pro forma basis without duplication as if such acquisition or~~

~~disposition had occurred on the first day of the relevant period and any savings associated with such acquisition or disposition had been achieved beginning on the first day of the relevant period.~~

“Intellectual Property” shall have the meaning specified in the Guarantee and Collateral Agreement.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.08 in the form attached hereto as Exhibit E-2 or such other form as is reasonably satisfactory to the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan and any Swingline Loan, the third (3rd) Business Day after the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such RFR Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Maturity Date and (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or, other than with respect to CDOR Borrowing, six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the applicable Borrower (or the Company on behalf of the applicable Borrower) may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IP Security Agreements” shall have the meaning specified in the Guarantee and Collateral Agreement.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, Mizuho Bank, Ltd., Bank of America, N.A. and each other Lender designated by the Company as an “Issuing Bank” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Laketon” has the meaning assigned to it under the definition of Subsidiary.

“Latest Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Loans outstanding or Commitments in effect hereunder.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Global Tranche Lender at any time shall be its Global Tranche Percentage of the total Global Tranche LC Exposure at such time and the LC Exposure of any US Tranche Lender at any time shall be its US Tranche Percentage of the total US Tranche LC Exposure at such time.

“Lender Cash Management Agreements” means all agreements providing for treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Company or any Subsidiary and any Lender (or any Affiliate of any Lender), including any overdraft or similar credit facility in connection therewith and including credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards).

“Lender Hedging Agreements” means all Hedging Agreements entered into by the Company or any Subsidiary with a Hedging Lender.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Qualified Bilateral Letters of Credit” means one or more letters of credit issued for the benefit of the Company or any of its Subsidiaries in an aggregate principal amount not to exceed (a) $25,000,000 for all such letters of credit which are issued by The Bank of Nova Scotia and (b) $50,000,000 for all such other letters of credit which are issued by a Lender (or any affiliate of a Lender) pursuant to a bilateral facility and not under this Agreement or any other Loan Document, all to the extent such letters of credit are confirmed to such Lender in writing by the Administrative Agent, in its good faith, reasonable credit judgment (such confirmation not to be unreasonably withheld or delayed), as “Qualified Bilateral Letters of Credit” secured by the Collateral.

“Lender Presentation” means the lender presentation distributed to the Lenders, dated March 23, 2022 (including the updated financial projections included therein).

“Lender-Related Person” has the meaning assigned to such term in Section 9.03(d).

“Lender Supply Chain Financing Agreements” means all agreements between the Company or any Subsidiary and any Lender (or any Affiliate of any Lender) providing for credit support and/or payment obligations in respect of trade payables of the Company or any Subsidiary, in each case issued for the benefit of, or payable to, any bank, financial institution or other person that has acquired such trade payables pursuant to “supply chain” or other similar financing for vendors and suppliers of the Company or any Subsidiaries, so long as (i) other than pursuant to this Agreement and the Security Documents, such payment obligations are unsecured, (ii) the payment maturity date of such trade payables shall not have been extended after such trade payables have been acquired in connection with the Lender Supply Chain Financing Agreement, (iii) such payment obligations represent amounts not in excess of those which the Company or any of its Subsidiaries would otherwise have been obligated to pay to its vendor or supplier in respect of the applicable trade payables, (iv) the aggregate amount of all obligations under Lender Supply Chain Financing Agreements that constitute “Obligations” under this Agreement and the other Loan Documents secured by the Collateral does not exceed $125,000,000 and (v) (A) the Company has delivered to the Administrative Agent, promptly after the entry into the relevant Lender Supply Chain Financing Agreement, written notice (I) setting forth the details of such Lender Supply Chain Financing Agreement, including the provider and amount of such Lender Supply Chain Financing Agreement, (II) confirming that the aggregate amount of all obligations under Lender Supply Chain Financing Agreements that constitute “Obligations” under this Agreement and the other Loan Documents secured by the Collateral (including for the purposes of such calculation, such Lender Supply Chain Financing Agreement) does not exceed $125,000,000 and (III) designating the obligations in respect of such Lender Supply Chain Financing Agreement as “Obligations” under this Agreement and the other Loan Documents secured by the Collateral pursuant to the terms of the Loan Documents and (B) in respect of which the Administrative Agent has acknowledged in writing its receipt of such written notice (and, for the avoidance of doubt, if the Administrative Agent has not provided such acknowledgement in respect of such supply chain financing agreement, then such supply chain financing agreement shall not be included as “Obligations” under this Agreement and the other Loan Documents secured by the Collateral pursuant to the terms of the Loan Documents).

“Lenders” means the Persons listed on Schedule 2.01A and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, an Incremental Facility Agreement or other documentation contemplated hereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks. For the avoidance of doubt, the term “Lenders” excludes the Departing Lenders.

“Letter of Credit” means any Global Tranche Letter of Credit or US Tranche Letter of Credit (it being understood and agreed that, for the avoidance of doubt, Lender Qualified Bilateral Letters of Credit shall not be deemed to be letters of credit issued pursuant to this Agreement).

“Letter of Credit Agreement” has the meaning assigned to such term in Section 2.06(b).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01B, or if an Issuing Bank has entered into an Assignment and Assumption, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent.

“Leverage Ratio” means, as at the last day of any fiscal quarter of the Company, the ratio of (i) the Average Consolidated Net Indebtedness to (ii) Consolidated Adjusted EBITDA for the four consecutive fiscal quarters ending on such day; provided that any calculation of the above ratio following any acquisition or disposition made during the four-quarter period covered by such calculation, by purchase, sale or otherwise, of all or substantially all of the business or assets of, any Person or of any line of business of any Person shall be determined on a pro forma basis without duplication as if such acquisition or disposition had occurred on the first day of the relevant period and any savings associated with such acquisition or disposition had been achieved beginning on the first day of the relevant period.

“Leverage Adjustment Period” means the period commencing on the Amendment No. ~~1~~2 Effective Date and ending on the Leverage Adjustment Period Termination Date.

“Leverage Adjustment Period Termination Date” means the earlier of (i) ~~April~~October 1, ~~2024~~2025 and (ii) the date which the Company specifies in a written notice to the Administrative Agent as the date on which it elects to terminate the Leverage Adjustment Period (it being understood and agreed that, for the avoidance of doubt, upon the occurrence of the Leverage Adjustment Period Termination Date pursuant to clause (ii) of this definition, the Company will not have any right to rescind, reverse, cancel or otherwise nullify its election to terminate the Leverage Adjustment Period).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the authorized filing by or against a Person of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction).

“Limited Conditionality Acquisition” has the meaning assigned to such term in Section 2.20(c).

“Limited Conditionality Acquisition Agreement” has the meaning assigned to such term in Section 2.20(c).

“Loan Documents” means, collectively, this Agreement, any Notes, the Letters of Credit, Letter of Credit applications, Letter of Credit Agreements, the Security Documents and any Incremental Facility Agreement.

“Loan Parties” means the Company, each Subsidiary Borrower and each other Subsidiary Guarantor.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean (a) Toronto, Canada time with respect to Canadian Dollars, (b) London, England time with respect to any Foreign Currency (other than Canadian Dollars or euro) and (c) Brussels, Belgium time with respect to euro, in each case of the foregoing clauses (a), (b) and (c) unless otherwise notified by the Administrative Agent).

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time (i) in the case of the Global Tranche Lenders, Lenders having Global Tranche Revolving Credit Exposures and unused Global Tranche Commitments representing more than 50% of the sum of the aggregate Global Tranche Revolving Credit Exposures and the aggregate unused Global Tranche

Commitments at such time, (ii) in the case of the US Tranche Lenders, Lenders having US Tranche Revolving Credit Exposures and unused US Tranche Commitments representing more than 50% of the sum of the aggregate US Tranche Revolving Credit Exposures and the aggregate unused US Tranche Commitments at such time and (iii) in the case of the Term Lenders, Lenders having outstanding Term Loans of the applicable Class representing more than 50% of the sum of the aggregate principal amount of all Term Loans of such Class outstanding at such time.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of any material term of this Agreement or the other Loan Documents, taken as a whole, or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Domestic Subsidiary” means a Domestic Subsidiary that is a Material Subsidiary.

“Material Intellectual Property” means Intellectual Property that is material to the business operations of the Company and its Subsidiaries.

“Material Subsidiary” means at any time (i) any Subsidiary Borrower, (ii) any Subsidiary which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(a) or (b), contributed greater than five percent (5%) of Consolidated Adjusted EBITDA for such period or (iii) any Subsidiary designated in writing by the Company as a Material Subsidiary; provided that if at any time the aggregate amount of Consolidated Adjusted EBITDA attributable to all Subsidiaries that are not Material Subsidiaries exceeds ten percent (10%) of Consolidated Adjusted EBITDA for any such period, then the term Material Subsidiary shall be deemed to include such Subsidiaries of the Company as may be required so that this proviso shall not be true.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation and any other substance that could reasonably be expected to give rise to liability under any Environmental Law.

“Maturity Date” means the Tranche A Term Loan Maturity Date, the Incremental Term Maturity Date with respect to Incremental Term Loans of any Series or the Revolving Maturity Date, as the context requires.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA.

“Non-Quoted Currency” means Canadian Dollars.

“Note” has the meaning assigned to such term in Section 2.10(e).

“Obligations” means all unpaid principal of and interest on the Loans, all LC Exposure, all unpaid fees, and all indemnities, costs, expenses (including, without limitation, interest and fees accruing after the maturity of the Loans and interest thereon accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the

Company or any Subsidiary, whether or not a claim for post‑filing or post‑petition interest is allowed in such proceeding) and all other obligations and liabilities of the Company or any Subsidiary to the Administrative Agent or the Lenders (or, in the case of Lender Hedging Agreements, Lender Cash Management Agreements ~~or~~, Lender Qualified Bilateral Letters of Credit or Lender Supply Chain Financing Agreements, any Affiliate of a Lender), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents, any Lender Hedging Agreement, any Lender Cash Management Agreement, any Lender Qualified Bilateral Letters of Credit, any Lender Supply Chain Financing Agreements or any thereof or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or any Lender) or otherwise; provided that for purposes of determining any Guarantor Obligations (as defined in the Guarantee and Collateral Agreement) of any Guarantor under this Agreement or any other Loan Document, the definition of “Obligations” shall not include any Excluded Swap Obligation.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court, registration or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19 or Section 2.20(e)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the FRBNY as set forth on the FRBNY’s Website from time to time, and published on the next succeeding Business Day by the FRBNY as an overnight bank funding rate.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the FRBNY Rate and (b) with respect to any amount denominated in a Foreign Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Project Bob Transaction” means a non-cash transaction involving the Hawthorne Entities (including the entry into a joint venture transaction), the general terms and counterparties of such transaction as previously disclosed to the Administrative Agent and Lenders prior to the Amendment No. 2 Effective Date.

“Projections” has the meaning assigned to such term in Section 5.02(b).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.19.

“Rabobank Receivables Purchase Facility” has the meaning set forth in the definition of “Receivables Purchase Facility”.

“Receivable” means any account and any other right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an instrument or chattel paper and whether or not it has been earned by performance. The terms “account”, “instrument” and “chattel paper” as used herein shall have the meaning assigned to such terms in the Uniform Commercial Code in effect from time to time in the State of New York.

“Receivables Subsidiary” means a Subsidiary of the Company created to purchase and finance Sold Receivables Assets.

“Receivables Purchase Facility” means any receivables financing facility entered into in connection with any sale, discounting, factoring, financing, contribution or securitization arrangement with terms and conditions reasonably satisfactory to the Administrative Agent and pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer to a Receivables Subsidiary or any other Person, or may grant a security interest in, any Sold Receivables Assets, or pursuant to which ownership interests in, or notes, commercial paper, certificates or other debt instruments may be secured by Sold Receivables Assets. For the avoidance of doubt, the (i) Master Repurchase Agreement, and Annex I thereto, with Cooperatieve Rabobank, U.A. (New York Branch), as agent (the “Receivables Agent”) and purchaser, and Sumitomo Mitsui Banking Corporation (New York Branch), as purchaser, dated as of April 7, 2017, as amended and (ii) Master Framework Agreement with Cooperatieve Rabobank, U.A. (New York Branch), as agent and purchaser, and Sumitomo Mitsui Banking Corporation (New York Branch), as purchaser, dated as of April 7, 2017, as amended to date and as either of which may be renewed, amended and/or restated from time to time (the “Rabobank Receivables Purchase Facility”), shall be considered a Receivables Purchase Facility.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Recourse Obligation” means any obligation (contingent or otherwise) which (i) is guaranteed by the Company or any Subsidiary (excluding guarantees of obligations (other than the principal, interest and fees) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any

Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings.

“Reference Time” with respect to any setting of the then-current Benchmark means (i) if such Benchmark is the Term SOFR Rate, 5:00 a.m., Chicago time, on the day that is two (2) Business Days preceding the date of such setting, (ii) if such Benchmark is the EURIBO Rate, 11:00 a.m., Brussels time two (2) TARGET Days preceding the date of such setting, (iii) if the RFR for such Benchmark is SONIA, then four (4) Business Days prior to such setting, (iv) if the RFR for such Benchmark is Daily Simple SOFR, then four (4) Business Days prior to such setting or (v) if such Benchmark is none of the Term SOFR Rate, Daily Simple SOFR, the EURIBO Rate or SONIA, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing” means the refinancing of the amounts outstanding under the Existing Credit Agreement with the proceeds of Loans.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board, the FRBNY and/or the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Board and/or the FRBNY or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in euro, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in euro, the Adjusted EURIBO Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the CDOR Rate or (iv) with respect to any RFR Borrowing denominated in Pounds Sterling or Dollars, the applicable Adjusted Daily Simple RFR, as applicable.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned, whether individually or in the aggregate, directly or indirectly, by a 50% or greater interest, or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom, including Her Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means the holders of the Obligations from time to time and shall include (i) each Lender and each Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Banks and the Lenders in respect of all other present and future obligations and liabilities of the Company and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and ~~affiliate~~Affiliate of such Lender in respect of Lender Hedging Agreements, Lender Cash Management Agreements ~~and~~, Lender Qualified Bilateral Letters of Credit and Lender Supply Chain Financing Agreements entered into with such Person by the Company or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrowers to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Securities Act” means the United States Securities Act of 1933.

“Security Document” means each of (a) the Guarantee and Collateral Agreement, (b) the IP Security Agreements, (c) the Foreign Pledge Agreements and (~~c~~d) the Foreign Pledge Agreement Acknowledgment and Confirmation.

“Series” has the meaning assigned to such term in Section 2.20(b).

“Single Employer Plan” means, at any particular time, any employee pension benefit plan (as defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) which is covered by Titles I and IV of ERISA or Title I of ERISA and Section 412 of the Code, and in respect of which the Company, any Subsidiary Borrower or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” (as defined in Section 3(5) of ERISA) or to which the Company, Subsidiary Borrower or Commonly Controlled Entity has any actual or contingent liability.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the FRBNY (or a successor administrator of the secured overnight financing rate).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Conditions” means, at any time of determination thereof, (a) no Incremental Term Loans in the form of an institutional term loan B facility have been issued and are outstanding pursuant to Section 2.20 and (b) (i) the Company’s “corporate credit rating” from S&P (or such other term as S&P may from time to time use to describe the Company’s senior unsecured non-credit enhanced long term indebtedness, such rating, the “S&P Rating”) shall be at least BBB- (with a stable outlook) and the Company’s “corporate family rating” from Moody’s (or such other term as Moody’s may from time to time use to describe the Company’s senior unsecured non-credit enhanced long term indebtedness, such rating, the “Moody’s Rating”) shall be at least Baa3 (with a stable outlook) or (ii) (x) the Company’s S&P Rating shall be at least BBB- (with a stable outlook) or the Company’s Moody’s Rating shall be at least Baa3 (with a stable outlook) and (y) the Leverage Ratio is less than or equal to 2.50 to 1.00.

“Specified Excluded Capital Stock” means (i) the Capital Stock of SMG Germany GmbH, (ii) the Capital Stock of SMG Gardening (UK) Ltd., (iii) the Capital Stock of Scotts de Mexico SA de CV, (iv) the Capital Stock of Scotts Servicios S.A., (v) the Capital Stock of Scotts Sierra (China) Co. Ltd., (vi) Miracle-Gro Tecnologia & Servicios, S. de R.L. de C.V., (vii) the Capital Stock of The ~~Scotts-Miracle Grow~~Scotts Miracle-Gro Foundation, and (~~vii) up to (but no more than) 7.5% of the issued and outstanding~~viii) the Capital Stock of the Excluded Entities (other than the Capital Stock of The Hawthorne Gardening Company ~~to the extent such Capital Stock has been issued to the employees of such entity in the form of compensation.~~directly owned by the Company or any Subsidiary Guarantor, which shall be pledged in accordance with the terms of Section 5.11(a)).

“Specified Property” means all Capital Stock of any Domestic Subsidiary and 65% of any first-tier Foreign Subsidiary (other than (i) Capital Stock of Subsidiaries listed on Schedule 1.01B (ii) ~~each Domestic Subsidiary substantially all of the assets of which are intellectual property assets, (iii)~~ Specified Excluded Capital Stock and (~~iv~~iii) Capital Stock carved-out in Section 5.11), Equipment, Inventory ~~and~~, Receivables (other than Sold Receivables Assets) and Intellectual Property owned by the Company and the Subsidiary Guarantors. The terms “Equipment” and “Inventory” as used herein shall have the meaning assigned to such terms in the Uniform Commercial Code in effect from time to time in the State of New York.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with a receivable financing or securitization which are reasonably customary for a seller or servicer of assets in a non-recourse bankruptcy-remote accounts receivable financing transaction or purchase program.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted EURIBO Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the

Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D of the Board. Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Subsidiary the payment of which is expressly subordinated to payment of the obligations under the Loan Documents.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held; provided, that, notwithstanding the foregoing, (i) to the extent Bonnie Plants, LLC (“Bonnie”) becomes a “Subsidiary” following the Effective Date, Bonnie will not be a “Material Subsidiary” or “Subsidiary” for purposes of the representations and warranties, covenants, events of default or any other terms of this Agreement until such time as it becomes a Wholly-Owned Subsidiary of the Company, (ii) to the extent Laketon Peat Moss Inc. (“Laketon”) becomes a “Subsidiary” following the Effective Date, Laketon will not be a “Material Subsidiary” or “Subsidiary” for purposes of the representations and warranties, covenants, events of default or any other terms of this Agreement until such time as it becomes a Wholly-Owned Subsidiary of the Company ~~and~~, (iii) the Charitable Foundation will not be a “Subsidiary” for purposes of this Agreement and the other Loan Documents~~.~~ and (iv) upon the consummation of the Project Bob Transaction, none of the Hawthorne Entities will be a “Material Subsidiary” or “Subsidiary” for purposes of the representations and warranties, covenants, events of default or any other terms of this Agreement until such time as such Hawthorne Entity becomes a Wholly-Owned Subsidiary of the Company.

“Subsidiary Borrower” means (i) the Initial Subsidiary Borrowers and (ii) any Eligible Subsidiary that becomes a Subsidiary Borrower pursuant to Section 2.23 and, in the case of each of the foregoing, that has not ceased to be a Subsidiary Borrower pursuant to such Section.

“Subsidiary Borrower Agreement” means a Subsidiary Borrower Agreement substantially in the form of Exhibit C-1.

“Subsidiary Borrower Termination” means a Subsidiary Borrower Termination substantially in the form of Exhibit C-2.

“Subsidiary Guarantor” means (a) each Material Domestic Subsidiary of the Company ~~executing~~party to the Guarantee and Collateral Agreement ~~on the Effective Date~~ (which shall expressly exclude each Excluded Domestic Subsidiary) and (b) each Required Subsidiary acquired or organized subsequent to the Effective Date, except as otherwise provided in Section 5.11, that is a party to the Guarantee and Collateral Agreement.

“Supported QFC” has the meaning assigned to it in Section 9.19.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“US Borrower” means the Company and each Domestic Subsidiary Borrower.

“US Tranche Commitment” means, with respect to each US Tranche Lender, the commitment of such US Tranche Lender to make US Tranche Revolving Loans and to acquire participations in US Tranche Letters of Credit hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased or assumed from time to time pursuant to an Incremental Facility Agreement pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each US Tranche Lender’s US Tranche Commitment is set forth on Schedule 2.01A, or in the Assignment and Assumption (or other documentation contemplated by this Agreement) pursuant to which such US Tranche Lender shall have assumed its US Tranche Commitment, as applicable. The aggregate principal amount of the US Tranche Commitments on the Amendment No. 2 Effective Date is $~~214,450,000~~178,708,333.33.

“US Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding US Tranche Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements in respect of US Tranche Letters of Credit that have not yet been reimbursed by or on behalf of the Company at such time. The US Tranche LC Exposure of any US Tranche Lender at any time shall be its US Tranche Percentage of the total US Tranche LC Exposure at such time.

“US Tranche Lender” means a Lender with a US Tranche Commitment or holding US Tranche Revolving Loans.

“US Tranche Letter of Credit” means any letter of credit issued under the US Tranche Commitments pursuant to this Agreement.

“US Tranche Percentage” means the percentage equal to a fraction the numerator of which is such Lender’s US Tranche Commitment and the denominator of which is the aggregate US Tranche Commitments of all US Tranche Lenders (if the US Tranche Commitments have terminated or expired, the US Tranche Percentages shall be determined based upon the US Tranche Commitments most recently in effect, giving effect to any assignments); provided that in the case of Section 2.22 when a proceeds of any such Incremental Term Loans, Incremental Revolving Commitments and Incremental Equivalent Notes for purposes of netting cash and Cash Equivalents in the calculation of the Leverage Ratio), the Leverage Ratio shall not exceed 3.50 to 1.00 (other than to the extent such Incremental Revolving Commitments, Incremental Term Loan Commitments and/or Incremental Equivalent Notes are incurred pursuant to this clause (C) concurrently with the incurrence of Incremental Revolving Commitments, Incremental Term Loan Commitments and/or Incremental Equivalent Notes in reliance on clause (A) of this sentence, in which case the Leverage Ratio shall be permitted to exceed 3.50 to 1.00 to the extent of such Incremental Revolving Commitments, Incremental Term Loan Commitments and/or Incremental Equivalent Notes incurred in reliance on such clause (A)); provided that, for the avoidance of doubt, Incremental Revolving Commitments, Incremental Term Loan Commitments and Incremental Equivalent Notes may be incurred pursuant to this clause (C) prior to utilization of the amount set forth in clause (A) of this sentence. Notwithstanding anything to the contrary in this Section 2.20(a), it is understood and agreed that the amount of Incremental Revolving Commitments, Incremental Term Loan Commitments and secured Incremental Equivalent Notes permitted to be incurred during the Leverage Adjustment Period shall not exceed $25,000,000 in the aggregate.

(b)    The terms and conditions of any Incremental Revolving Commitment and Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and Loans and other extensions of credit made thereunder (including the Tranche under which such Incremental Revolving Commitment is being effected), and shall be treated as a single Class with such Revolving Commitments and Loans under such Tranche. The terms and conditions of any Incremental Term Loan Commitments and the Incremental Term Loans to be made thereunder shall be, except as otherwise set forth herein or in the applicable Incremental Facility Agreement, identical to those of the Tranche A Term Loan Commitments and the Tranche A Term Loans; provided that (i) the interest rate margins with respect to any Incremental Term Loans shall be as agreed by the Company and the lenders in respect thereof, (ii) any Incremental Term Loan shall have terms, in the Company’s reasonable judgment, customary for a term loan of such type under then-existing market convention, (iii) subject to clause (ii) above, the amortization schedule with respect to any Incremental Term Loans shall be as agreed by the Company and the lenders in respect thereof, provided that the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the Tranche A Terms Loans and Incremental Term Loans with the longest remaining weighted average life to maturity, (iv) no Incremental Term Maturity Date with respect to Incremental Term Loans shall be earlier than the Tranche A Term Loan Maturity Date, (v) except as set forth above (or otherwise customary for Incremental Term Loans of such type), the Incremental Term Loans shall be treated no more favorably than the Tranche A Term Loans (in each case, including with respect to mandatory and voluntary prepayments); provided that the foregoing shall not apply to covenants or other provisions applicable only to periods after the Latest Maturity Date in effect immediately prior to the establishment of such Incremental Term Loans; provided further that any Incremental Term Loans may add additional covenants or events of default not otherwise applicable to the Tranche A Term Loans or covenants more restrictive than the covenants applicable to the Tranche A Term Loans in each case prior to the Latest Maturity Date in effect immediately prior to the establishment of such Incremental Facility so long as all Lenders receive the benefits of such additional covenants, events of default or more restrictive covenants (unless such additional covenants, events of default or more restrictive covenants are customarily limited to term loans of the type of such Incremental Term Loans), (vi) to the extent the terms applicable to any Incremental Term Loans are inconsistent with the terms applicable to the Tranche A Term Loans (except, in each case, as otherwise permitted pursuant to this paragraph (b)), such terms shall be reasonably satisfactory to the Administrative Agent, (vii) any Incremental Term Loans shall have the same Guarantees as, shall rank pari passu with respect to the Liens on the Collateral and in right of payment with the Loans (except to the extent that the related Incremental Facility Agreement provides for such Incremental Term Loans to be treated less favorably, in which case such Incremental Term Loans shall be subject to a customary intercreditor agreement in form and substance reasonably satisfactory to part of their business nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to the Company or any of its Subsidiaries.

(f)    There has been no release or threat of release of Materials of Environmental Concern at any location for which the Company or any of its Subsidiaries is liable by contract or operation of law, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability to the Company or any of its Subsidiaries under any applicable Environmental Laws.

SECTION 3.18. Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know‑how and processes necessary for the conduct of its business as currently conducted except for those the failure of which to own or license would not reasonably be expected to have a Material Adverse Effect (the “Significant Intellectual Property”). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Significant Intellectual Property or the validity or effectiveness of any such Significant Intellectual Property, and no Responsible Officer of the Company knows of any valid basis for any such claim, except for such claims which would not reasonably be expected to have a Material Adverse Effect. The use of such Significant Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.19. Security Documents. Except to the extent otherwise noted therein, the Guarantee and Collateral Agreement and each Foreign Pledge Agreement are effective to create, or continue, in favor of the Administrative Agent, for the benefit of the Lenders (or, where required by law, in favor of each Lender), a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. In the case of (i) the Pledged Stock described and defined in the Guarantee and Collateral Agreement, except to the extent otherwise noted therein, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, (ii) the other Collateral described and defined in the Guarantee and Collateral Agreement, except to the extent otherwise noted therein, when the financing statements specified on Schedule 3.19(ii) in appropriate form are filed in the offices specified on Schedule 3.19(ii) and (iii) the filings and other actions are made in respect of the Foreign Pledge Agreements specified on Schedule 3.19(iii), each Security Document shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person, subject to Liens permitted by Section 6.01. The pledge of the voting Capital Stock of any Foreign Subsidiary will be limited to 65% of such Capital Stock of such Foreign Subsidiary, but no other assets of Foreign Subsidiaries of the Company shall be pledged as collateral security.

SECTION 3.20. Solvency. The Company and its Subsidiaries, on a consolidated basis, are, and after giving effect to the Refinancing and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

SECTION 3.21. Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

(b)    An incumbency certificate, executed by the Secretary or Assistant Secretary of such Subsidiary, which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Borrowings hereunder and sign the Subsidiary Borrower Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;

(c)    Opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders;

(d)    Any documentation and other information related to such Subsidiary reasonably requested by the Administrative Agent or any Lender under applicable “know your customer” or similar rules and regulations, including the Act and the Beneficial Ownership Regulation; and

(e)    Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent; and

(f)    Any documentation and other information that is reasonably requested by the Administrative Agent or any of the Lenders and that is required by regulatory authorities under applicable “know-your-customer” and Anti-Money Laundering Laws, including the Patriot Act and the Beneficial Ownership Regulation.

ARTICLE V

Affirmative Covenants

The Company hereby agrees that, until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full (other than Unliquidated Obligations) and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Company shall, and in the case of the agreements set forth in Sections 5.03, 5.04, 5.05, 5.06, 5.07, 5.11 and 5.12, shall cause each of its Material Subsidiaries to:

SECTION 5.01. Financial Statements. Furnish to the Administrative Agent (for distribution to each Lender):

(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Company (beginning with the fiscal year ending September 30, 2022), a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related statements of consolidated income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; provided that the consolidated statements shall be certified by independent certified public accountants of nationally recognized standing without a “going concern” or like qualification or exception or qualification arising out of the scope of the audit; ~~and~~

(b)    as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company (beginning with the fiscal quarter ending April 2, 2022), a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of each such quarter and the related unaudited statements of consolidated income and retained earnings and of cash flows for such quarter and the portion of the fiscal year through such date setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Company as being fairly stated in all material respects; and

(c)    for any period during which there are any Excluded Entities, simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 5.01(a) and 5.01(b) above, reasonable supplemental financial information reflecting adjustments necessary to eliminate the accounts of the Excluded Entities (if any) from such consolidated financial statements (which may be in footnote form);

all such financial statements to be complete and correct in all material respects and prepared in reasonable detail and in accordance with GAAP (except, in the case of the financial statements referred to in subparagraph (b), such financial statements need not contain notes and shall be prepared substantially in accordance with GAAP) applied consistently throughout the periods reflected therein, except as otherwise disclosed in the notes thereto.

Any financial statement or other documents required to be delivered pursuant to this Section 5.01 or Section 5.02(c) below shall be deemed to have been delivered on the date on which the Company posts such financial statement or other document on its website at www.scotts.com or when such financial statement or other document is posted on the SEC’s website at www.sec.gov.

SECTION 5.02. Certificates; Other Information. Furnish to the Administrative Agent (for distribution to each Lender):

(a)    concurrently with the delivery of the financial statements referred to in Section 5.01(a) and 5.01(b) above, a certificate from a Responsible Officer of the Company (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, ~~and~~ (ii) showing in detail the calculations supporting such statement in respect of Sections 5.09 and 5.10~~;~~ and (iii) certifying that the aggregate amount of all obligations under Lender Supply Chain Financing Agreements that constitute “Obligations” under this Agreement and the other Loan Documents secured by the Collateral does not exceed $125,000,000;

(b)    as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Company, a consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Company and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected income and cash flow and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”);

(c)    promptly after the same are sent and received, copies of all financial statements, reports and notices which the Company sends to its shareholders and promptly after the same are filed and received, copies of all financial statements and reports which the Company may make to, or file with, and copies of all material notices the Company receives from, the SEC or any public body succeeding to any or all of the functions of the SEC;

(d)    promptly upon receipt thereof, copies of all final reports submitted to the board of directors of the Company by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company made by such accountants, including, without limitation, any letter to the board of directors of the Company by such accountants regarding internal

SECTION 5.09. Maintenance of ~~Interest~~Fixed Charge Coverage Ratio. Maintain the ~~Interest~~Fixed Charge Coverage Ratio, determined as of the end of each of its fiscal quarters ending on and after ~~April 2~~September 30, ~~2022~~2023, of not less than ~~3.00 to 1.00.~~the applicable ratio set forth in the grid below:

Fiscal Quarter Ending	Fixed Charge Coverage Ratio
September 30, 2023	0.75 to 1.00
December 30, 2023	0.75 to 1.00
March 30, 2024	0.75 to 1.00
June 29, 2024	0.75 to 1.00
September 30, 2024 and each fiscal quarter thereafter	1.00 to 1.00

SECTION 5.10. Maintenance of Leverage Ratio. Subject to the last sentence of this Section, maintain the Leverage Ratio, determined as of the end of each of its fiscal quarters ending on and after ~~April 2~~July 1, ~~2022~~2023, of not greater than the applicable ratio set forth in the grid below:

Fiscal Quarter Ending	Leverage Ratio
~~April 2~~July 1, ~~2022~~2023	~~4.50~~7.00 to 1.00
~~June~~September 30, ~~2022~~2023	~~6.25~~7.75 to 1.00
~~September~~December 30, ~~2022~~2023	~~6.25~~8.25 to 1.00
March 30, 2024	7.75 to 1.00
June 29, 2024	6.50 to 1.00
~~December 31, 2022~~September 30, 2024	~~6.25~~6.00 to 1.00
~~March 31~~December 28, ~~2023~~2024	~~6.50~~5.50 to 1.00
~~June 30~~March 29, ~~2023~~2025	~~6.50~~5.25 to 1.00
~~September 30~~June 28, ~~2023~~2025	~~6.25~~5.00 to 1.00
~~December 31, 2023~~September 30, 2025	~~6.25~~4.75 to 1.00
~~March 31, 2024~~	~~5.50 to 1.00~~
~~June 30, 2024~~December 27, 2025 and each fiscal quarter thereafter	4.50 to 1.00

It is understood and agreed that if the Company terminates the Leverage Adjustment Period pursuant to clause (ii) of the definition of Leverage Adjustment Period Termination Date, the above grid shall be disregarded and be null, void and of no further force and effect from and after such Leverage Adjustment Period Termination Date and with immediate effect upon such Leverage Adjustment Period Termination Date, the Company will be required to maintain the Leverage Ratio, determined as of the end of each of its fiscal quarters ending on and after the fiscal quarter of the Company immediately following the then most recent fiscal quarter of the Company in respect of which the Company has delivered Financials pursuant to Section 5.01(a) or (b) and the related compliance certificate pursuant to Section 5.02(a) to the Administrative Agent, of not greater than 4.50 to 1.00.

SECTION 5.11. Additional Collateral, etc.

(a)    During any Full Security Period, with respect to any Specified Property acquired after the Effective Date by the Company or any of its Required Subsidiaries (other than (w) any Specified Property described in clause (b) or (c) below, (x) any Specified Property subject to a Lien expressly permitted by Section 6.01(a) or Section 6.01(l), (y) Specified Property acquired by any Excluded Domestic Subsidiary and (z) Specified Property acquired by any Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Specified Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Specified Property, including the filing of IP Security Agreements with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency within the United States and the filing of UCC financing statements in such jurisdictions as may be required by the applicable Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent. Notwithstanding anything to the contrary set forth in this Agreement, regardless of whether The Hawthorne Gardening Company is a Subsidiary under this Agreement, the Company shall cause all of the outstanding Capital Stock of The Hawthorne Gardening Company directly owned by the Company or any Subsidiary Guarantor to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent to secure the Obligations in accordance with the terms and conditions of the Guarantee and Collateral Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be required to grant to the Administrative Agent a security interest in any Intellectual Property owned by any of the Hawthorne Entities until the date that is ninety (90) days following the Amendment No. 2 Effective Date (or such later date as is agreed to by the Administrative Agent in its reasonable discretion).

(b)    During any Full Security Period, with respect to any new Required Subsidiary (other than an Excluded Domestic Subsidiary) created or acquired after the Effective Date by the Company or any of its Subsidiaries, promptly and in any event within thirty (30) days of such creation or acquisition (or such later date as is agreed to by the Administrative Agent in its reasonable discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Required Subsidiary that is owned by the Company or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Subsidiary, as the case may be, (iii) cause such new Required Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and such other Security Documents, as applicable, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement or such other Security Document, as applicable, with respect to such new Required Subsidiary (however, in the case of a pledge by the new Domestic Subsidiary of voting Capital Stock of a first-tier Foreign Subsidiary, such pledge shall be limited to 65% of such Capital Stock of such first-tier Foreign Subsidiary), including the filing of UCC financing statements in such jurisdictions as may be required by applicable Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such new Required Subsidiary, substantially in the form of Exhibit G, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, no new Foreign Pledge Agreement, and no Foreign Pledge Agreement Acknowledgment and Confirmation in respect of any

Foreign Pledge Agreement that is in effect on the Effective Date (or any legal opinions in respect thereof), shall be required hereunder (A) until the date that is sixty (60) days after the Effective Date or such later date as the Administrative Agent may agree in the exercise of its reasonable discretion with respect thereto, and (B) to the extent the Administrative Agent determines that such pledge would not provide material credit support for the benefit of the Secured Parties pursuant to legally valid, binding and enforceable pledge agreements.

(c)    Wherever the Administrative Agent reasonably requests the Company to do anything (i) to ensure that any Security Document is fully effective, enforceable and perfected with the contemplated priority, (ii) for more satisfactorily assuring or securing to the Lenders the property the subject of such Security Document in a manner consistent with such Security Document, or (iii) for aiding the exercise of any right or power in any Security Document, the Company shall (and, with respect to actions by third parties that are not Controlled directly or indirectly by the Company, shall use commercially reasonably efforts to) do it promptly and at its own cost. This may include using commercially reasonable efforts to obtain consents, get documents completed and signed, supply information, deliver documents and evidence of title and executed blank transfers, and give possession or control with respect to any property the subject of any Foreign Pledge Agreement.

(d)    Notwithstanding anything to the contrary in this Agreement, no amendment, modification or waiver to this Agreement shall (i) change any of the provisions of this Section 5.11(d) without the written consent of each Lender, (ii) subordinate the Lien on a material portion of the Collateral, taken as a whole, securing the Obligations to the Lien securing any other Indebtedness (other than any Lien permitted pursuant to Section 6.01(a)(i), 6.01(i) or 6.01(l)), without the written consent of each Lender directly affected thereby (provided that no such Lender’s consent shall be required pursuant to this Section 5.11(d) if such Lender is offered a reasonable, bona fide opportunity to participate on a pro rata basis in any priming Indebtedness (including any fees payable in connection therewith) permitted to be issued as a result of such waiver, amendment or modification) or (iii) subordinate the Secured Obligations (or any Class thereof) in right of payment to any other Indebtedness, without the written consent of each Lender directly affected thereby (provided that no such Lender’s consent shall be required pursuant to this Section 5.11(d) if such Lender is offered a reasonable, bona fide opportunity to participate on a pro rata basis in any priming Indebtedness (including any fees payable in connection therewith) permitted to be issued as a result of such waiver, amendment or modification).

SECTION 5.12. Environmental, Health and Safety Matters.

(a)    Comply in all material respects with all applicable Environmental Laws, including, without limitation, obtaining and complying with and maintaining any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws. For purposes of this Section 5.12(a), material noncompliance by the Company, any of its Subsidiaries or any tenant or subtenant, with any applicable Environmental Law shall be deemed not to constitute a breach of this covenant provided that, upon learning of any actual or suspected material noncompliance, the Company and the relevant Subsidiaries shall promptly undertake all reasonable efforts to achieve material compliance (or contest in good faith by appropriate proceedings the alleged violation or applicable Environmental Law at issue and (to the extent required by GAAP) provide on the books of the Company or any of its Subsidiaries, as the case may be, reserves in accordance with GAAP with respect thereto), and provided further that, in any case, such noncompliance, and any other noncompliance with applicable Environmental Law, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

to a sale and leaseback transaction), or all or substantially all of the Capital Stock of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(a)    any Subsidiary of the Company may be merged, amalgamated or consolidated with or into the Company or any Wholly-owned Subsidiary of the Company (provided that in the case of each such merger or consolidation, the Company or such Wholly-owned Subsidiary, as the case may be, shall be the continuing or surviving corporation);

(b)    (i) any Subsidiary of the Company that is not a Loan Party may liquidate, wind up or dissolve and (ii) any Loan Party (other than the Company) may liquidate, wind up or dissolve as long as any assets of such entity are transferred to the Company or another Loan Party;

(c)    any Subsidiary of the Company may dispose of all or substantially all of its business, property or assets (including its Capital Stock), in one transaction or a series of transactions, to, (i) the Company or any Wholly-owned Subsidiary of the Company (provided that such Wholly-owned Subsidiary shall be a Subsidiary Guarantor) or (ii) to any other Person in compliance with Section 6.08; and

(d)    the Company or any Subsidiary of the Company may consummate any transaction of merger or consolidation or amalgamation with any Person (including, without limitation, any Affiliate of the Company), provided that such merger, consolidation or amalgamation shall be a Permitted Acquisition.

SECTION 6.04. Limitation on Acquisitions, Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase of stock, bonds, notes, debentures or other securities of any Person, or make any other investment in any Person, except:

(a)    investments in Cash Equivalents;

(b)    loans and advances to officers and directors of the Company or any of its Subsidiaries (or employees thereof or manufacturers’ representatives provided such loans and advances are approved by an officer of the Company) for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount not to exceed $5,000,000 at any one time outstanding;

(c)    loans and advances to and investments in the Company or its Subsidiaries;

(d)    investments in notes and other securities received in the settlement of overdue debts and accounts payable in the ordinary course of business and for amounts which, individually or in the aggregate, are not material to the Company and its Subsidiaries taken as a whole;

(e)    Permitted Acquisitions and other loans, advances and investments, provided that after giving pro forma effect to such transactions, (x) (i) the Company shall be in compliance with the covenant contained in Section 5.09 and (ii) the Leverage Ratio is less than or equal to 4.50 to 1.00, in each case of the foregoing clauses (i) and (ii), recomputed as at the last day of the most recently ended fiscal quarter of the Company as if such transaction had occurred on such day and (y) there shall be no Event of Default;

(f)    loans to or investments in Affiliates ~~in an aggregate amount not to exceed $75,000,000 at any one time outstanding;~~, provided that after giving pro forma effect to such loans or investments, (x) (i) the Company shall be in compliance with the covenant contained in Section 5.09 and (ii) the Leverage Ratio is less than or equal to 4.50 to 1.00, in each case of the foregoing clauses (i) and (ii), recomputed as at the last day of the most recently ended fiscal quarter of the Company as if such transaction had occurred on such day and (y) there shall be no Event of Default;

(g)    investments in ~~the Capital Stock of~~ a joint venture entity that is a United States Person, provided that after giving pro forma effect to such ~~transactions~~investments, (x) (i) the Company shall be in compliance with the ~~covenants~~covenant contained in ~~Sections 5.09 and 5.10~~Section 5.09 and (ii) the Leverage Ratio is less than or equal to 4.50 to 1.00, in each case of the foregoing clauses (i) and (ii), recomputed as at the last day of the most recently ended fiscal quarter of the Company as if such ~~incurrence~~investment had occurred on such day and (y) there shall be no Event of Default;

(h)    investments in ~~the Capital Stock of~~ a joint venture entity that is not a United States Person~~;~~, provided that after giving pro forma effect to such investments, (x) (i) the Company shall be in compliance with the covenant contained in Section 5.09 and (ii) the Leverage Ratio is less than or equal to 4.50 to 1.00, in each case of the foregoing clauses (i) and (ii), recomputed as at the last day of the most recently ended fiscal quarter of the Company as if such investment had occurred on such day and (y) there shall be no Event of Default;

(i)    investments in the nature of seller financing of or other consideration received in any Disposition by the Company or any of its Subsidiaries of any assets permitted by Section 6.08;

(j)    payments required to be made under the Exclusive Agency and Marketing Agreement;

(k)    Indebtedness permitted under Section 6.05;

(l)    investments existing on the Effective Date as set forth on Schedule 6.04;

(m)    acquisitions, investments, loans and advances in an aggregate amount not to exceed the greater of (i) $250,000,000 and (ii) 4.5% of Consolidated Total Assets (determined as of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b)) at any one time outstanding; ~~and~~

(n)    to the extent constituting an investment, the Company’s or any other Loan Party’s patronage with CoBank ACB in an aggregate amount not to exceed $5,000,000 annually~~.~~; and

(o)    investments in Bonnie and, after the consummation of the Project Bob Transaction, the Hawthorne Entities (i) in an aggregate amount not to exceed $25,000,000 and (ii) in addition to the investments made in reliance on clause (i), an additional aggregate amount during any fiscal year not to exceed $225,000,000 (in the case of this clause (ii), less the amount of any Restricted Payments made during such fiscal year in reliance on Section 6.14(c)(1)(i) and Section 6.14(c)(2)(ii)).

SECTION 6.05. Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a)    Indebtedness outstanding on the date hereof and listed on Schedule 6.05 and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof, other than for accrued interest, premiums, costs and expenses);

SECTION 6.11. Modification of Certain Debt Instruments. Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Existing Senior Notes or any other unsecured or subordinated notes (or any refinancing thereof) issued pursuant to Sections 6.05(e) or 6.05(n) other than any such amendment, modification, waiver or other change that:

(a)    (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon, (ii) does not involve the payment of a consent fee material in proportion to the outstanding principal amount thereof and (iii) is no more restrictive to the Company and not material and adverse to the Lenders; or

(b)    provides for actions which (i) are expressly permitted under this Agreement and (ii) do not require the consent of any of the holders of the Existing Senior Notes or unsecured or subordinated notes (or refinancing thereof) issued pursuant to Sections 6.05(e) or 6.05(n).

Nothing in this Section 6.11 shall be deemed to prohibit the optional prepayment, retirement, redemption, purchase, defeaseance or exchange (or arranging therefor) of the Existing Senior Notes or any Indebtedness outstanding pursuant to Sections 6.05(e) or 6.05(n), which optional prepayment, retirement, redemption, purchase, defeaseance or exchange shall be otherwise permitted by this Agreement.

SECTION 6.12. [Intentionally Omitted].

SECTION 6.13. Lines of Business. Engage to any material extent in any business activities other than in the respective primary lines of business of the Company and its Subsidiaries (which shall include any evolution or extension of business activities and any business activities reasonably related to such primary lines of business conducted on the Effective Date).

SECTION 6.14. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any of its Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations (collectively, “Restricted Payments”), except that:

(a)    any Subsidiary may make Restricted Payments to the Company or any other Subsidiary;

(b)    the Company and any of its Subsidiaries may make repurchases of its Capital Stock deemed to occur upon the exercise of stock options or the vesting or settlement of other equity or equity-based awards if such Capital Stock represents all or part of the exercise price of such options or represents any income or employment tax withholding associated therewith; and

(c)    (1) at all times that the Leverage Adjustment Period is in effect, so long as no Default or Event of Default has occurred and is continuing at the time of declaration or would result therefrom, (i) the Company may declare and pay its regularly scheduled cash dividends to the holders of its common stock in an aggregate amount not to exceed $225,000,000 for each fiscal year (less the amount of any investments made during such fiscal year in reliance on Section 6.04(o)(ii)) and (ii) in addition to the foregoing, the Company and any of its Subsidiaries may make further Restricted Payments at all other times in an aggregate amount not to exceed $25,000,000; or

(2) at all times on and after the Leverage Adjustment Period Termination Date, so long as no Default or Event of Default has occurred and is continuing at the time of declaration or would result therefrom, (i) the Company and any of its Subsidiaries may make unlimited Restricted Payments so long as after giving effect to any such Restricted Payments the Leverage Ratio (calculated on a pro forma basis as of the last day of the most recently completed fiscal quarter, but including in the calculation thereof the Indebtedness of the Company and its consolidated Subsidiaries after giving effect to such Restricted Payment) is less than or equal to 4.00 to 1.00 and (ii) in addition to the foregoing, the Company and any of its Subsidiaries may make further Restricted Payments at all other times in an aggregate amount not to exceed $225,000,000 for each fiscal year (less~~,~~ (A) if applicable, the amount of any dividends made during such fiscal year in reliance on the preceding clause (c)(1)(i) of this Section 6.14 and (B) the amount of any investments made during such fiscal year in reliance on Section 6.04(o)(ii)).

SECTION 6.15. Use of Proceeds. Request any Borrowing or Letter of Credit or use (or permit their respective directors, officers, employees and agents to use) the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in violation of any Sanctions applicable to any party hereto.

SECTION 6.16. Material Intellectual Property. Assign, transfer, or exclusively license or exclusively sublicense any Material Intellectual Property to any Subsidiary that is not a Subsidiary Guarantor other than such assignments, transfers, licenses or sublicenses of Material Intellectual Property owned or licensed by, or otherwise used in the business of, the Hawthorne Entities contemplated to be assigned, transferred or exclusively licensed to the Hawthorne Entities by the Project Bob Transaction.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)    Payments. The Company or the relevant Subsidiary Borrower shall fail to pay any principal of any Loan (other than any scheduled payments of principal in respect of Term Loans prior to the applicable Maturity Date) or any reimbursement obligation in respect of any LC Disbursement when any such amount becomes due in accordance with the terms thereof or hereof; or the Company or the relevant Subsidiary Borrower shall fail to pay (i) any scheduled payments of principal in respect of Term Loans prior to the applicable Maturity Date, (ii) any interest on any Loan or (iii) any fee or other amount payable hereunder, in each case (for the purposes of the preceding clauses (i), (ii) and (iii)) within five Business Days after any such scheduled payment of principal, interest, fee or amount becomes due in accordance with the terms thereof or hereof; or

(b)    Representations and Warranties. Any representation or warranty made or deemed made by the Company or any of its Subsidiaries in any of the Loan Documents to which it is a party or which is contained in any certificate, document or financial statement furnished at any time under or in connection herewith or therewith shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Company to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Company or any Subsidiary in respect of) all interests retained by the Company or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(b)    In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Lender Cash Management Agreements the obligations under which constitute Obligations ~~and~~, no Lender Hedging Agreements the obligations under which constitute Obligations, no Lender Qualified Bilateral Letters of Credit the obligations under which constitute Obligations and no Lender Supply Chain Financing Agreement the obligations under which constitute Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Lender Cash Management Agreements ~~or~~, Lender Hedging ~~Agreement~~Agreements, Lender Qualified Bilateral Letters of Credit or Lender Supply Chain Financing Agreements, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)    The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections ~~6.02~~6.01(c), (d), (e), (f), (g) or (h). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.08. Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or

SECTION 9.13. USA PATRIOT Act; Canadian AML. Each Lender that is subject to the requirements of the Patriot Act and the requirements of the Beneficial Ownership Regulation hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act and the Beneficial Ownership Regulation. Each Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable Canadian anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding such Borrower, its directors, authorized signing officers, direct or indirect shareholders or other Persons in Control of such Borrower, and the transactions contemplated hereby.

SECTION 9.14. Releases of Subsidiary Guarantors.

(a)    A Subsidiary Guarantor shall automatically be released from its obligations under the Guarantee and Collateral Agreement upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b)    Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Company, release any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement if such Subsidiary Guarantor is no longer a Required Subsidiary.

(c)    At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than Obligations under Lender Cash Management Agreements not yet due and payable, Obligations under Lender Hedging Agreements not yet due and payable, Obligations under Lender Qualified Bilateral Letters of Credit not due and payable, Obligations under Lender Supply Chain Financing Agreements not yet due and payable, Unliquidated Obligations for which no claim has been made and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated and no Letters of Credit shall be outstanding, the Guarantee and Collateral Agreement and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(d)    Upon the consummation of the Project Bob Transaction, each Hawthorne Entity is automatically released from its obligations under the Guarantee and Collateral Agreement and all liens on the assets of each Hawthorne Entity are automatically released (excluding, for the avoidance of doubt, of all of the outstanding Capital Stock of The Hawthorne Gardening Company directly owned by the Company or any Subsidiary Guarantor), and the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Hawthorne Entity, at the Company’s expense, all documents that such Hawthorne Entity shall reasonably request to evidence such termination and release (including, without limitation, all UCC-3 termination statements and intellectual property releases). Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.15. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17. No Advisory or Fiduciary Responsibility. Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to such Borrower with respect to the Loan Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, such Borrower or any other person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising such Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Credit Parties shall have no responsibility or liability to any Borrower with respect thereto.

Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, such Borrower, its Subsidiaries and other companies with which such Borrower or any of its Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such

SCHEDULE 2.01A
COMMITMENTS

Lender	Global Tranche Commitment	Dollar Tranche Commitment	Tranche A Term Loan Commitment

JPMORGAN CHASE BANK, N.A.	$~~122,880,000~~102,400,000.00	$0	$72,120,000
WELLS FARGO BANK, NATIONAL ASSOCIATION	$~~122,880,000~~102,400,000.00	$0	$72,120,000
MIZUHO BANK, LTD.	$~~122,880,000~~102,400,000.00	$0	$72,120,000
BANK OF AMERICA, N.A.	$~~122,880,000~~102,400,000.00	$0	$72,120,000
COBANK, ACB	$0	$~~205,000,000~~170,833,333.33	$240,000,000
FIFTH THIRD BANK, NATIONAL ASSOCIATION	$~~88,220,000~~73,516,666.67	$0	$51,780,000
COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH	$~~88,220,000~~73,516,666.67	$0	$51,780,000
SUMITOMO MITSUI BANKING CORPORATION	$~~88,220,000~~73,516,666.67	$0	$51,780,000
TD BANK, N.A.	$~~88,220,000~~73,516,666.67	$0	$51,780,000
TRUIST BANK	$~~88,220,000~~73,516,666.67	$0	$51,780,000
CITIZENS BANK, N.A.	$~~63,020,000~~52,516,666.67	$0	$36,980,000
THE BANK OF NOVA SCOTIA	$~~63,020,000~~52,516,666.67	$0	$36,980,000
U.S. BANK NATIONAL ASSOCIATION	$~~63,020,000~~52,516,666.67	$0	$36,980,000
PNC BANK, NATIONAL ASSOCIATION	$~~63,020,000~~52,516,666.67	$0	$36,980,000
CAPITAL ONE, N.A.	$~~56,730,000~~47,275,000.00	$0	$33,270,000
GOLDMAN SACHS BANK USA	$~~22,060,000~~18,383,333.33	$0	$12,940,000
THE NORTHERN TRUST COMPANY	$~~22,060,000~~18,383,333.33	$0	$12,940,000
TRISTATE CAPITAL BANK	$0	$~~9,450,000~~7,875,000.00	$5,550,000
TOTAL	$~~1,285,550,000~~1,071,291,666.67	$~~214,450,000~~178,708,333.33	$1,000,000,000

ANNEX B

Attached

Schedule 1.01B

Subsidiaries Whose Capital Stock is Not Pledged

•Scotts Global Services, Inc., an Ohio corporation
•Scotts Servicios, S.A. de C.V. (Mexico)
•Scotts de Mexico S.A. de C.V. (Mexico)
•SMG Germany GmbH
•SMG Gardening (UK) Limited
•Scotts Sierra (China) Co. Ltd.
•Miracle-Gro Technologia & Servicios, S. de R.L. de C.V.
•The Scotts Miracle-Gro Foundation